Exhibit 21.1

Name	Jurisdiction of Incorporation
Restoration Hardware Canada, Inc.	British Columbia, Canada
RH F&B Operations Canada, Inc.	British Columbia, Canada
RH CA Hospitality, LLC	California
RH Corte Madera F&B, LLC	California
RH San Francisco F&B, LLC	California
RH Yountville F&B, LLC	California
The Michaels Furniture Company, Inc.	California
RH Aspen Guesthouse F&B, LLC	Colorado
RH F&B Colorado, LLC	Colorado
Design Investors WW Acquisition Company, LLC	Delaware
FLDG, LLC	Delaware
Hierarchy, LLC	Delaware
Luxury Bath for Less, LLC	Delaware
Restoration Hardware, Inc.	Delaware
RH Architecture & Design, Inc.	Delaware
RH Build & Design, Inc.	Delaware
RH Build, Inc.	Delaware
RH F&B Operations, Inc.	Delaware
RH Global Real Estate, Inc.	Delaware
RH Hickory, LLC	Delaware
RH Operations, Inc.	Delaware
RH US, LLC	Delaware
RH Yountville, Inc.	Delaware
RHM, LLC	Delaware
Waterworks Holdings, Inc.	Delaware
Waterworks IP Co., LLC	Delaware
Waterworks Operating Co., LLC	Delaware
WRRH Conover, LLC	Delaware
RH England Limited	England/Wales
RH London Gallery Limited	England/Wales
Waterworks Operating Company UK Ltd	England/Wales
RH F&B Florida, LLC	Florida
RH Tampa F&B, LLC	Florida
RH Paris SAS	France
Restoration Hardware International Limited	Hong Kong
RH F&B Illinois, LLC	Illinois
RH Malta Operations Limited	Malta
RH Sail Limited	Malta
RHG Management, LLC	Maryland
RH F&B Minnesota, LLC	Minnesota
RH F&B New Jersey, LLC	New Jersey
RH NY Guesthouse F&B, LLC	New York
RH NY Guesthouse, LLC	New York
RH NY Hospitality, LLC	New York
RH NY MP F&B, LLC	New York
RH F&B North Carolina, LLC	North Carolina
RH F&B Ohio, LLC	Ohio
Restoration Hardware Trading (Shanghai) Company Limited	People’s Republic of China
RH Davidson F&B, LLC	Tennessee
RH F&B Tennessee, LLC	Tennessee
RH Nashville F&B, LLC	Tennessee
RH F&B Knox Street, LLC	Texas
RH F&B Texas, LLC	Texas